As filed with the Securities and Exchange Commission on                                  2004.

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL BROADCAST GROUP, INC.

(Name of Small Business Issuer in its Charter)

Delaware	7389	02-0563302
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Number)	Identification No.)

18495 U.S. Hwy 19N, Clearwater, Florida 33764

(727) 533-8300

(Address of Principal Executive Offices) (Zip Code)

Sam Winer

Chief Executive Officer

Global Broadcast Group, Inc.

18495 U.S. Hwy 19N

Clearwater, Florida 33764

(727) 533-8300

(Name, address and telephone number of agent for service)

Copies to:

Charles B. Pearlman, Esq.

Adorno & Yoss, P.A.

350 East Las Olas Boulevard, Suite 1700

Fort Lauderdale, Florida 33301

Telephone: (954) 763-1200

Facsimile No. (954) 766-7800

If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Security (3)	Proposed Maximum Aggregate Offering Price	Registration Fee

Common Stock, $.001 Par value	11,553,100	$.12	$1,386,372	$176

Total Amount Due				$176

(1)

The 11,553,100 Shares were issued by Global Broadcast Group, Inc. (“GBG”), formerly known as Galli Process, Inc. (“GP”) to Galli Holding Co. (“GHC”) in exchange for the payment of legal, accounting and organizational costs and certain assets GHC acquired from Hydrox Sales Corp. (“Hydrox”) in February 2000. The 11,553,100 Shares acquired by GHC were distributed to and for the benefit of 1,314 Hydrox shareholders of record in February 2001.

(2)

These Shares are being registered for purposes of complying with the listing requirements of the National Association of Securities Dealers (“NASD”) for application to trade on the Over the Counter Bulletin Board (“OTCBB”).

(3)

Our common stock is not traded on any national exchange. The Shares are valued at $.12 solely for the purpose of calculating the registration fee pursuant to Rule 457(e) of the Securities Act of 1933, as amended. Such price has been arbitrarily determined and is based on the price of shares we sold during our last Rule 506 private offering during 2003. The offering price bears no relationship to the results of operations or assets of the Company.

The Registrant amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION

The information in this preliminary Prospectus is not complete and may be changed. These securities may not be sold by the holders until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective. This preliminary Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PROSPECTUS

Global Broadcast Group, Inc.

Offering of

11,553,100 Shares of Common Stock

This investment involves a high degree of risk. See “Risk Factors” beginning on Page 5.

We are registering 11,553,100 shares of the common stock of GBG (the “Shares”) for purposes of complying with the listing requirements of the National Association of Securities Dealers (“NASD”) for application to trade on the Over the Counter Bulletin Board (“OTCBB”). We are not selling any shares of common stock in this offering and will not receive any proceeds from this offering. All costs associated with this registration will be borne by GBG.

Our stock is not trading on any public market. It is our intention to register the Shares to meet the listing requirements of the OTCBB and thereby facilitate a trading market for our shares. A Form 211 Information Statement has been filed for the OTCBB and its approval is expected concurrently with effectiveness of this Form SB-2 Registration Statement under the Securities Act of 1933 of which this Prospectus is Part I. We are a reporting company under our Form 10-SB, File No. 000-50155, effective under the Securities Exchange Act of 1934 Section 12(g) on January 17, 2003. Our Registrations and updated Reports can be found at http://www.sec.gov.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this Prospectus. You must not rely on any unauthorized information. This Prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this Prospectus is current as of April 27, 2004.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is April 27, 2004

PROSPECTUS SUMMARY

This summary highlights what we consider to be the most important features of this distribution and the information contained elsewhere in this Prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. The summary also addresses the distribution of 11,553,100 shares of our common stock to and for the benefit of the shareholders of Hydrox Sales Corp. We refer to this distribution in this document as the “Distribution.” You should read the entire Prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “Risk Factors,” and our financial statements and the accompanying notes.

Our Company

We have developed technology and programming for the delivery of advertising based content through satellite transmission and the Internet. We have operated as a development stage company since inception by devoting substantially all of our efforts to raising capital and building a market for our products and services. Our executive offices are located at 18495 U.S. Hwy 19N, Clearwater, Florida 33764 and our telephone number is (727) 533-8300.

The Company was incorporated under the laws of the State of Delaware on October 31, 2000 as Galli Process, Inc. Effective December 31, 2001, Galli Process, Inc. became a majority owned subsidiary of City View TV, Inc., a Florida corporation (“City View”). Effective February 7, 2002, Galli Process, Inc. changed its name to Global Broadcast Group, Inc. (“GBG”). On March 1, 2002, pursuant to a plan of merger, City View merged into GBG, which was the surviving entity. Prior to the merger, GBG had no operating activities. There was no change to the business, management, location, policies or the consolidated assets and liabilities of City View.

When used herein, the terms “GBG,” “we,” “our,” and “us” refers to Global Broadcast Group Inc., a Delaware corporation. The information appearing on our web site is not part of this Prospectus.

THE OFFERING

Common Stock Offered:	11,553,100 shares by selling shareholders.

Offering Price Per Share:

We have placed an aggregate initial value of $.12 per share or total offering of $1,386,372. We arbitrarily determined the offering price based on the price of shares we sold during our last Rule 506 private offering during 2003. The offering price bears no relationship to the results of operations or assets of the Company and the price per share may change when, as and if, a trading market commences on the OTCBB.

Common Stock Outstanding Prior to the Offering:	12,317,871 shares

Common Stock Outstanding After the Offering:	12,317,871 shares

Use of Proceeds:	We will not receive any proceeds of the Shares offered by the selling shareholders.

Risk Factors:	The securities offered hereby involve a high degree of risk. See “ Risk Factors” beginning on Page 5.

The Distribution

Overview

In February 2000, Hydrox Sales Corp., a Delaware corporation (“Hydrox”), implemented a reorganization and spun out certain assets consisting of securities in private companies to Galli Holding Co., a Delaware corporation formed in February 2000 (“GHC”). Hydrox issued to each of its shareholders of record as of January 22, 2001, an undivided interest in GHC on a 1:1 ratio in exchange for said assets. The GHC share interests were non-certificated book entries and the Hydrox shareholders were not required to pay for GHC shares or surrender certificates. The reorganization qualified as a tax-free spin-off under Section 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”).

On October 31, 2000, the Company was incorporated as a subsidiary of GHC under the laws of the State of Delaware as Galli Process, Inc. (“GPI”). On February 25, 2001, we issued 11,553,100 shares of our common stock to GHC for the benefit of and for distribution to the Hydrox shareholders, in exchange for certain securities of closely held companies and funding of certain legal, accounting and organizational costs. These shares were issued pursuant to Regulation D, Rule 504. The securities had no readily determinable market value and we valued these securities on the fair market value of the costs paid or $11,775. The 11,553,100 GPI shares acquired by GHC were distributed to and for the benefit of 1,314 Hydrox shareholders of record.

On December 11, 2001, the controlling shareholders of GPI entered into an Agreement for the Purchase of Common Stock to sell an aggregate of 5,897,790 to City View TV, Inc. (“City View”) for a total purchase price of $150,000. In January 2002, we amended the Agreement for the Purchase of Common Stock by agreeing to sell the shares to Sam Winer, Edward Berkhof and Leo Plasman, shareholders of City View, subject to lock-up and leak-out provisions.

In January 2002, we issued to each GPI shareholder of record as of December 16, 2001, an undivided interest, equal to the number of shares held in GPI, into Grove Holding Co., a Delaware corporation, (“Grove”) on a 1:1 ratio in exchange for certain stock and other valuable assets that were not included in the City View Agreement for the Purchase of Common Stock dated December 11, 2001. The Grove share interests were non-certificated book entries and the GPI shareholders were not required to pay for Grove shares or surrender certificates. The reorganization qualified as a tax-free spin-off under Section 355 and 368(a)(1)(D) of the Internal Revenue Code of 1986, as amended (the “Code”). Shares of GPI were issued and distributed to the shareholders of Grove.

Effective February 7, 2002, we changed our name to Global Broadcast Group Inc. (“GBG”).

On March 1, 2002, pursuant to a plan of merger, City View merged into GBG. There was no change to the business, management, location, policies or the consolidated assets and liabilities of City View. The shareholders of City View converted three shares of City View into one share of GBG as the surviving entity.

During the nine months ended September 31, 2002, we repurchased an aggregate of 5,416,229 shares of GBG stock from Mr. Berkhof and Mr. Plasman in exchange for promissory notes in an aggregate amount of $150,000. The shares were retired on October 18, 2002. Of the 5,416,229 repurchased shares, 3,391,229 shares are included in the shares offered in this Prospectus. The balance of 2,025,000 shares were issued by the Company on June 25, 2002 and are not included in this Prospectus.

Securities to be Distributed

We filed this registration statement with the SEC to register the distribution of 11,553,100 shares of our common stock to meet the listing requirements of the NASD for application to trade on the Over the Counter Bulletin Board (“OTCBB”). At or prior to February 25, 2001, we may have been deemed to be a “blank check” company under the SEC’s Staff’s Interpretive Letter, dated January 21, 2000. The NASD’s Notice to Members No. 00-49 announced the SEC Letter to regulated broker dealers. It stated the SEC no longer recognized the “free trading” status of restricted securities of “blank check” companies even if held for years in “technical compliance” with SEC Rule 144 or certain other exemptions under the Securities Act of 1933. Transferees of our former controlling shareholders in 2001 may be deemed statutory “underwriters” and “engaged in a public distribution” by reselling shares. Copies of the NASD’s Notice to Members No. 00-49, containing the SEC Letter and examples of “blank check” shell companies, may be obtained from the NASD Website at www.nasd.com (on the right hand side of the page click “NOTICE TO MEMBERS”). If you do not have access to a computer or the Internet most local public libraries provide access which you can use to obtain this information, or call the NASD at (301) 590-6500.

Prior to and after the distribution, we will have 12,317,871 shares of common stock issued and outstanding. The distribution was approved by our directors on February 25, 2001.

No consideration will be paid by any shareholders of GBG, nor will they be required to surrender or exchange shares of GBG’s common stock or take any other action to receive shares of our common stock in the distribution.

As a result of filing a Form 10-SB Registration, File No. 000-50155, under the Securities Exchange Act of 1934 Section 12(g) on January 17, 2003, we are subject to the reporting requirements of the Securities Exchange Act of 1934, and are required to file proxy statements and annual, quarterly and other reports with the SEC. Simultaneously with the effectiveness of this registration statement, we are applying for listing of our common stock on the OTCBB.

Determination of Offering Price

Our shares are not listed or quoted on any exchange or quotation system, therefore, the offering price of the Shares of common stock was arbitrarily determined. In determining the offering price, we considered our financial condition and prospects, our limited operating history and the general condition of the securities market. We based the offering price on the price of shares we sold during our last Rule 506 private offering during 2003. The offering price bears no relationship to the results of operations or assets of the Company and is not an indication of and is not based upon the actual value of GBC. The offering price bears no relationship to the book value, assets or earnings of GBC or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities and the price per share may change when, as and if, a trading market commences on the OTCBB.

SUMMARY FINANCIAL DATA

The following consolidated summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the audited financial statements and notes, included elsewhere in this Prospectus.

Statement of Operations Data

	Period From Date of Inception (October 31, 2000) Through December 31, 2003	Years Ended December 31,
		2003	2002
Revenues	$500	$0	$500
General & administrative expenses	28,410	7,696	13,894
Salaries	123,594	46,966	49,932
Management Fees	235,392	86,000	91,392
Total expenses	920,664	292,076	331,472
Net (loss)	(920,164)	(292,076)	(330,972)
Net (loss) per share	(.07)	(.02)	(.02)
Weighted average shares outstanding	12,801,846	12,230,659	14,332,952

Balance Sheet Data

	Years Ended December 31,
	2003	2002
Total Current Assets	$60,120	$$2,622
Total Current Liabilities	315,353	181,029
Total Shareholders’ Equity	(255,233)	(178,407)

RISK FACTORS

Please carefully consider these risks. They are some of the factors that make an investment in our securities risky. Our securities should only be considered for purchase if you can afford the risk of losing your entire investment. Prior to purchasing our securities, prospective investors should carefully consider the following risk factors.

We are a development stage company and have a limited operating history. Because we have a limited operating history, we have no meaningful financial historical data to use as a basis for determining future operational performance. From our date of inception, October 31, 2000, through December 31, 2003, we have sustained net losses of $(920,164). Our ability to generate revenues is dependent upon a number of factors, including the viability of our business model. There can be no assurances whatsoever that we will be able to reduce our losses or successfully implement our business model, penetrate our target markets or attain a wide following for our products and services. We are subject to all the risks inherent in a start-up enterprise. Our prospects must be considered in light of the numerous risks, expenses, delays, problems and difficulties frequently encountered in the establishment of a new business.

Our independent auditors have issued a report in which they expressed substantial doubt about our ability to continue as a going concern. The report of our independent auditors on our financial statements for the year ended December 31, 2003 contains an explanatory paragraph which indicates that we have recurring losses from operations. This report states that, because of these losses, there may be a substantial doubt about our ability to continue as a going concern. This report and the existence of these recurring losses from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by analysts or investors. We urge potential investors to review this report before making a decision to invest in our company.

Failure to introduce new products and services in a timely manner may affect our ability to compete effectively. Our future success will depend in large part on our ability to develop and enhance our services and products. We operate in a competitive industry in which the ability to develop and deliver advanced services through the Internet and other channels is a key competitive factor. There are significant technical risks in the development of new or enhanced services and products, including the risk that we will be unable to (i) effectively use new technologies; (ii) adapt our products and services to emerging industry standards; or (iii) develop, introduce and market enhanced or new products and services. If we are unable to develop and introduce enhanced or new services and products quickly enough to respond to market or user requirements or to comply with emerging industry standards, or if these services and products do not achieve market acceptance, our business, financial condition and operating results could be materially adversely affected.

Our success will depend on our ability to enter into distribution agreements and joint ventures with third parties. We intend to enter into distribution agreements with one or more marketing companies that supply equipment and entertainment products to our target audience. We will also attempt to enter into agreements with major hotel chains and enter into joint ventures with companies supplying television sets and television services to hotels and commercial establishments. To date, we have not entered into any distribution agreements or joint ventures. In the event we are unable to secure distribution agreements and/or enter into joint ventures, our operations may be materially and adversely affected.

Our ability to provide content programming is dependent on our ability to enter into agreements with our affiliate and other third party satellite service providers. Our programming will include information and content from such providers as The Weather Channel, CNN, and ESPN and a related party, Global Music Network of Clearwater, Inc. (“GMN”). We have no agreements in place at this time to use the services of our affiliate or any other third party content/satellite service provider. Should our business require us to seek additional or other types of programming and content provided by existing or new vendors, our inability to enter into usage or license agreements may materially and adversely affect our operations.

We do not own any intellectual property nor are we required to obtain the license rights to the software we use to provide our services. We do not currently own intellectual property, however, we may file patent protection for any intellectual property that we acquire or develop in the future. The management software we use is “off the shelf”, also known as “shrink-wrapped” or “canned” software, which refers to standard (not custom) software applications. By taking off-the-shelf software out of the package, the purchasing user automatically agrees to the terms and conditions of the software license agreement. We do not anticipate the need for customized software at this time, however, should our business require us develop and/or license customized software, our inability to enter into usage or license agreements may materially and adversely affect our operations.

One or more regulatory agencies may impose requirements on our proposed technology, which could make it difficult, unprofitable or impossible to market our proposed products. It is unclear whether our proposed technology will be subject to current or future regulation or a law. Current or future regulatory agencies may impose requirements on our technology once it becomes a viable product. The enactment of stricter laws or regulations, or the implementation of more aggressive enforcement policies could adversely affect our future product and future operations. We are not aware of existing federal, state and local laws and regulations currently that are, or may be, the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposals that could change in varying degrees the manner in which private cable operators, other video programming distributors and Internet service providers operate. We cannot predict the outcome of these proceedings or their impact on our operations at this time.

We intend to grow through acquisitions or other companies, and our business and financial results could be adversely affected if we do not successfully implement these acquisitions. One of our business strategies is to acquire other businesses which are in the advertising, marketing and Internet industries. We are unable to predict whether or when any prospective acquisitions will occur or the likelihood of a material transaction being completed on favorable terms and conditions. Our ability to complete acquisitions may be constrained by, among other things, our ability to raise additional capital or obtain debt financing. Acquisitions of other companies commonly involve certain risks, including, among others (i) the difficulty of assimilating the acquired operations and personnel; (ii) the potential disruption of our ongoing business and diversion of resources and management time; (iii) the possible inability of management to maintain uniform standards, controls, procedures and policies; (iv) the risks of entering markets in which we have little or no direct prior experience; and (v) the potential impairment of relationships with employees or customers as a result of changes in management. We cannot present to you that we will be able to identify, acquire or profitably manage additional companies or successfully integrate the operations of additional companies into us without encountering significant delays, costs or other problems.

Proposed stock sales and acquisitions to generate growth financing are not guaranteed. We cannot guarantee that we will be able to obtain growth financing by the offering of securities through private placements or other securities sales and by acquisitions for restricted stock (or such sales and acquisitions may be made by registered offerings of tradable stock). Certain shareholders have agreed to participate in future funding, however, no agreements or understandings are yet in place.

We have arbitrarily determined the offering price. The offering price may not accurately reflect the value of our Common stock. We have arbitrarily determined the offering price of the Common stock because there is no market for any of our securities. We based the offering price on the price of shares we sold during our last Rule 506 private offering during 2003. The offering price bears no relationship to the results of operations or assets of the Company. There can be no assurance that the offering price accurately reflects the value of our Common stock or that investors will be able to sell the Common stock for at least the offering price or at any price at any time.

There is no assurance of public market or that our common stock will ever trade on a recognized exchange. There is no established public trading market for our securities. After this document is declared effective by the Securities and Exchange Commission, we intend to seek a market maker to apply for a listing on the OTC Electronic Bulletin Board in the United States. Our shares are not and have not been listed or quoted on any exchange or quotation system. We can not assure you that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate its investment.

If we establish a public market for our common stock, the tradability of our common stock may be limited under the penny stock regulations of the Securities Exchange Act of 1934. In the event we are successful in establishing a public market for our common stock, and the trading price of our common stock is less than $5.00 per share, our common stock would be considered a “penny stock,” and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stock. These regulations require broker-dealers to (i) make a suitability determination prior to selling a penny stock to the purchaser; (ii) receive the purchaser’s written consent to the transaction; and (iii) provide certain written disclosures to the purchaser. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock. A market in our common stock may never develop due to these factors.

FORWARD-LOOKING STATEMENTS

Some of the information in this Prospectus may contain “forward-looking statements,” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These statements can be identified by the use of forward-looking words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue” or other similar words. These statements discuss future expectations, contain projections of results of operations or financial condition or state other “forward-looking” information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in or incorporated by reference into this Prospectus. The risk factors noted in this section and other factors noted throughout this Prospectus or incorporated herein, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

USE OF PROCEEDS

The selling shareholders are selling the Shares of common stock covered by this Prospectus for their own account. We will not receive any of the proceeds from the resale of these Shares. We have agreed to bear the expenses relating to the registration of the Shares of our selling security holders.

DILUTION

The Shares offered in this Prospectus are already outstanding and, therefore, do not contribute to dilution.

SELLING SECURITY HOLDERS

There were 1,314 shareholders of record in February 2001, holding an aggregate of 11,553,100 shares. Of this amount, 5,897,790 shares, or 51%, were held by less than five shareholders that later sold or otherwise transferred the shares to our President, Sam Winer and two other shareholders. Of the 5,897,790 shares transferred, 3,391,229 have since been purchased by the Company and retired. In February 2001, shareholders other than our officers, directors or principal shareholders, held 5,655,310 shares or 49% ranging from 150 shares (nil %) to 450,000 shares (3.653%). It is not possible to predict whether or when any shareholders will choose to resell shares, or the number to be sold. None of such shareholders is known to have had any position, office or other material relationship with us except as set forth under “Certain Relationships and Related Transactions.”

PLAN OF DISTRIBUTION

Currently, there is no public market for our common stock. No person, individual or group has been authorized to give any information or to make any representations in connection with resales other than those contained in this Prospectus. Any information or representations not in the Prospectus must not be relied on as having been authorized by our officers or us. This Prospectus is not an offer to sell, nor a solicitation of an offer to buy, any of the securities it offers, to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale shall, under any circumstances, create any implication that the information in this Prospectus is correct as of any date later than the date of this Prospectus.

As of the date of this Prospectus, we have not retained a broker dealer for the sale of our securities. If we engage broker dealers in a selling syndicate after the effective date of this Registration Statement, we will furnish that information by an updated Prospectus. Before any broker dealer could participate in the offering, it must obtain a “no objection” position on the terms of the underwriting compensation from the NASD’s Corporate Finance Department. We may hire one or more public relations firms and/or a market maker to assist it in attracting potential investors to support a trading market, but no guarantee can be given that such parties can be retained or will be successful.

Upon registration of the Shares set forth in this Prospectus and the creation of a trading market, the selling security holders’ Shares may be sold or distributed from time to time by the selling shareholders or by pledgees, donees or transferees of, or successors in interest to, the selling shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The offering of the Shares may be effected in one or more of the following methods:

1)	ordinary brokers transactions, which may include long or short sales,

2)	transactions involving cross or block trades on any securities or market where our common stock is trading,

3)	purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus,

4)	“at the market” to or through market makers or into an existing market for the common stock,

5)	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

6)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or

7)	any combination of the foregoing, or by any other legally available means.

In addition, the selling shareholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus.

The selling shareholders and any broker-dealers acting in connection with the sale of the Shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of Shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling shareholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling shareholders and any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares. We intend to mail a Prospectus to each shareholder. Each should review it carefully and deliver it to any broker dealer engaged to sell stock or to any buyer in a direct sale. Selling shareholders and certain broker dealers are required to deliver a Prospectus 48 hours prior to confirming sales. See the back cover page of the Prospectus. Additional copies of the Prospectus may be printed by accessing it on the SEC Website at http://www.sec.gov, or it may be obtained by writing or contacting us as provided elsewhere in this Prospectus.

Except as indicated under “Selling Security Holders” none of the shareholders is known to us to be a broker dealer or to have any experience in the distribution of securities or to have any material relationships with us except as set forth under “Certain Relationships and Related Transactions”. We are not aware of any intent by a shareholder to engage in passive market making transactions as permitted by Rule 10b-6A under the Securities Exchange Act of 1934 or in stabilization or other transactions affecting the market price. We are not aware of any intent by our officers, directors or principal shareholders to purchase Shares from selling shareholders.

It is suggested to selling shareholders that, to avoid technical violations of underwriting regulations, they should observe the Prospectus delivery requirement described above and on the back cover of the Prospectus, as well as the following suggested procedures, and also consult legal counsel. These suggestions do not constitute legal advice nor any representation or warranty that these are necessary or sufficient to comply with, or avoid enforcement action (civil or criminal) for alleged violations of, any type of law. Shareholders engaging in any direct or indirect transactions of any nature as to any of our securities do so at their own risk and expense. All sales should be conducted through broker dealers, who should be given a copy of the Prospectus and advised of the SEC and NASD position that such sales may be deemed to be part of a “public distribution” by statutory “underwriters” (selling shareholders). No purchases of Shares or other transactions having the purpose or effect of affecting the price should be engaged in by or on behalf of shareholders before or after the sale. Our public reporting status (based on our Form 10-SB Registration No. File No. 000-50155, filed under the Securities Exchange Act of 1934 Section 12(g) on January 17, 2003) should be brought to the brokers’ or dealers’ and buyers’ attention. Updated information about us will be in our reports to the SEC at http://www.sec.gov.

We will not receive any proceeds from the sale of the Shares of the selling security holders pursuant to this Prospectus. We have agreed to bear the expenses of the registration of the Shares, including legal and accounting fees, and such expenses are estimated to be approximately $24,180.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

Statements in this registration which are not historical facts, nonexclusively including statements below, may contain forward-looking statements that are subject to important factors that could cause actual results to differ materially from those in the forward-looking statement. Such factors nonexclusively include product demand; the effect of economic conditions; the impact of competitive services, products, and pricing; product developments; supply restraints or difficulties; industry regulation; the continued availability of capital resources and financing; acts of terrorism, war or civil unrest; and other risks set forth or incorporated herein and in our other SEC filings. We do not undertake to update any forward-looking statement that may be made from time to time by or on our behalf. We have not released and do not presently intend to release any projections of revenues or net income, or other forward-looking statements, without complying with the requirements for such statements.

Results of Operations

The following discussion is based upon, and should be read in conjunction with, the our consolidated financial statements as of and for the years ended December 31, 2003 and 2002, together with the notes to the financial statements. When used in the following discussions, the words “believes,” “anticipates,” “intends,” “expects,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause results to differ materially from those projected. For the year ended December 31, 2003 as compared to the year ended December 31, 2002:

Revenues

Revenues for the year ended December 31, 2003 were $0 compared to $500, as reported for the year ended December 31, 2002.

Selling Expenses

Selling expenses for 2003 were $50,171, an increase of $19,560, or 64%, from $30,611 in 2002. Selling expenses include marketing, commissions and travel. The increase in selling expenses was attributable to increased costs of $19,000 associated with marketing and $9,560 in travel which was a direct result of our increased marketing efforts to launch our product which has recently come out of the development phase. This increase was offset by $0 outlay for commissions in 2003.

General and Administrative Expenses

General and administrative expenses for 2003 were $241,905, a decrease of $58,956, or 19%, from $300,861 in 2002. General and administrative expenses primarily include salaries, investment banker fees, management fees, professional fees and general operating expenses. The decrease was attributable to a decrease of $6,198 in our general and administrative expenses, a decrease of $19,767 in production expenses, a decrease of $2,966 in salaries, a decrease of $30,030 in expenses attributed to investment banking fees, and a decrease $5,392 in management fees in 2003 as compared to 2002.

Total expenses for 2003 were $292,076, an overall decrease of $39,396, or 12%, from $331,472 in 2002.

Liquidity and Capital Resources

As reflected in the Statement of Cash Flows for the years ended December 31, 2003 and 2002, net cash used in operations for 2003 was $190,000, a decrease of $236,000 or 55% from $426,000 in 2002 and primarily resulted from a reduction in the net loss of $39,000, an increase in accounts payable of $129,000 and an increase in accrued payroll of $51,000.

Net cash provided by financing activities for 2003 was $249,000, an increase of $62,000, or 33%, from $187,000 in 2002. The increase in net cash from financing activities is due to issuance of a note, proceeds from issuance of common stock and contributions from a shareholder.

Due to the lack of any significant revenues, we have relied upon proceeds realized from the private sale of our common stock, cash contributions from shareholders, advances from a shareholder and the issuance of a note payable to meet our funding requirements. Funds raised by us have been expended primarily in connection with the costs to acquire Galli Process, Inc. and administrative costs.

During the next 12 months, we expect to spend between $200,000 and $250,000 on operating expenses. Our significant expenses will be management fees, salaries, marketing, professional fees and insurance. As of December 31, 2003, we had cash on hand of $60,120.

To fund operations, we entered into loan agreements for an aggregate of $164,500. During August 2003 and October 2003, we entered into two loan agreements with a shareholder for notes in the amounts of $7,000 and $7,500, respectively, bearing interest at 7% annum. The notes are due August 10, 2004 and October 8, 2004, respectively, and are convertible in GBG common stock at the note holder’s option. During October 2003, we entered into a loan agreement with an unrelated third party in the amount of $150,000, bearing interest at 12% annum and secured by 600,000 shares of our restricted common stock. The note is due in full together with accrued interest on November 15, 2004, and can be converted into shares of GBG’s common stock at the note holder’s option at any time during the term of the note.

In addition to this funding, we plan to use our existing financial resources, the proceeds from the sale of additional common stock, as needed, and shareholder infusion of cash, as needed, to fund our operating expenses during this period.

Our shareholders have committed the additional funds that may be needed during the next 12 months to fund operations if funding is not available from any other sources. There is no formal agreement for our shareholders to provide this funding. If deemed necessary by management, we may conduct a private placement of our stock to raise $2,000,000 in capital to fund operations.

Other than funding our operating expenses, we have not entered into any material capital commitments.

Plan of Operation

We have completed the development of our product and are in the process of marketing it to companies that are suppliers to our target industries as well as the companies in the industries that can best benefit from our product. We have modified our products to serve national accounts and have ascertained that most of our potential customers prefer to work with a publicly trading company. We anticipate that within three months of becoming a publicly trading company, we will begin to generate revenues.

During the next twelve months we will enter into distribution agreements with a marketing company that supplies equipment and entertainment products to our target audience. We will also attempt to enter into agreements with major hotel chains and enter into joint ventures with companies supplying television sets and television services to hotels and commercial establishments. We will develop our capabilities in the medical field where we can deliver information via satellite and avoid the use of expensive high-speed phone lines. We will explore opportunities to acquire companies that would be synergistic with our business and that would provide a positive cash flow to us, however, no negotiations have reached the probable stage.

During the next 12 months we will take the following steps to market our product:

1)	We will visit with national hotel chains embracing new technologies

2)	We will seek independent representative who will sell directly to our target audience

3)	We will joint venture with the larger companies supplying TV sets and TV services to hotels and commercial companies

4)	We will continue to develop new uses for our product

5)

We will continue to explore opportunities to acquire companies that would be synergistic with our business and that would provide a positive cash flow to GBG, however, no negotiations have reached the probable stage.

During the next 12 months, we do not anticipate hiring more than two employees.

Unless we receive adequate outside financing to fund our capital commitments, our operations will be limited to those that can be effected through shareholder infusions of cash and from proceeds from the sale of additional common stock.

Off-Balance Sheet Items

We have no material off-balance sheet arrangements.

DESCRIPTION OF BUSINESS

General

We are a development stage company that is developing technology and programming for the delivery of advertising based content through satellite transmission and the Internet. Our executive offices are located at 18495 U.S. Hwy 19N, Clearwater, Florida 33764 and our telephone number is (727) 533-8300.

The Company was incorporated under the laws of the State of Delaware on October 31, 2000 as Galli Process, Inc. Effective December 31, 2001, Galli Process, Inc. became a majority owned subsidiary of City View TV, Inc., a Florida corporation (“City View”). Effective February 7, 2002, Galli Process, Inc. changed its name to Global Broadcast Group, Inc. (“GBG”). On March 1, 2002, pursuant to a plan of merger, City View merged into GBG, which was the surviving entity. There was no change to the business, management, location, policies or the consolidated assets and liabilities of City View.

We have developed an innovative advertising and informational platform that incorporates satellite and Internet-based technology. The platform enables advertisers and businesses to promote their products and services on television sets and electronic displays in retail stores, hotels, offices, high traffic areas and other facilities. Programming will consist of short format full motion video such as music videos, video ads and short infomercials which usually take two days to produce. Animated graphics will be used for headline news, sports and both national and local weather. All programming and content is designed to entertain, inform and educate consumers, employees, and students. We have not yet begun offering these services.

We believe our technology will enable businesses and organizations to inexpensively install an in house television network with features similar to the recently installed Wal-Mart TV Network being used by Wal-Mart. Unlike the Wal-Mart TV Network, our platform incorporates proprietary and state of the art Internet-based software allowing an advertiser or business the ability to manage its content (either video or graphics) and to deliver custom programs to specific display monitors or televisions. This feature also enables a business to run different programming on various display monitors within the same facility simultaneously.

This technology can be used in many industries. In the business and corporate world, our platform can be used for “one-way” video presentations and training. In the educational field, our platform is suitable for distance learning. Retail stores can use our technology to send custom programming or advertisements to specific retail locations that in some cases will feature point-of-sale (POS) television sets or electronic displays running infomercial type videos to sell merchandise. These programs would also feature informative advertisements for in store products or services. All programming will be managed from the central headquarters location of our client company. Local employees are not needed to interact with the system, regardless of the number of TV sets or displays.

In addition to providing the in-house television networks, we also intend to produce infomercials and commercials and place them on broadcast, cable, and dish TV.

Our Business

We believe that consumers seeking relevant information, as well as businesses interested in advertising to targeted consumers, currently lack effective and affordable advertising solutions. Similarly, traditional advertising methods often do not offer a cost-effective means for attracting potential customers and traditional television and radio advertising is cost prohibitive for most small businesses. Merchants need cost-effective strategies to reach local consumers and to convert these people into purchasers. We believe that this advertising is often most effective at the point of sale location.

In-House Television Networks

We have developed an advertising and informational platform that is delivered through satellite and Internet-based technology. The platform enables advertisers and businesses to promote their products and services through an in-house television network and displayed on television sets and electronic displays in retail stores, hotels, offices, high traffic areas and other facilities. We have not yet begun offering these services and have not realized any profits from operations. Programming will consist of short format full motion video such as music videos, video ads and short infomercials which usually take two days to produce. Animated graphics will be used for headline news, sports and both national and local weather.

We believe our technology will enable businesses and organizations to inexpensively install an in house television network with features similar to the recently installed Wal-Mart TV Network being used by Wal-Mart. Unlike the Wal-Mart TV Network, our platform incorporates proprietary and state of the art Internet-based software allowing an advertiser or business the ability to manage its content (either video or graphics) and to deliver custom programs to specific display monitors or televisions. This feature also enables a business to run different programming on various display monitors within the same facility simultaneously.

We intend to charge clients a monthly fee for satellite transmission services and will either lease or sell the satellite receiving equipment to the client. The client may hire our production team to produce their programming/content. The client may choose to pay a monthly subscription fee for the use of our produced content/programming (music videos, news, weather, sports, etc.) We intend to direct our selling efforts to medium to large retail chains, corporate and educational organizations and the hospitality industry.

Broadcast Production

Although we have not yet commenced operations, we also intend to produce infomercials and commercials and place them on broadcast, cable, and dish TV. We intend to market products as a traditional home shopping company and will enter into joint venture agreements with inventors and owners of specific products in various industries including, but not limited to, health and home medical products, sports products, housewares and electronics.

We intend to use internal production facilities and staff to perform the full range of activities required to develop, create and broadcast commercials and electronic display advertising consisting of full motion video and graphics. We are currently housed in the same building with Key Frame, Inc. (“Key Frame”), which owns facilities required to develop, create and broadcast commercials. Key Frame is fully staffed and operated by one of our directors, Mr. Michael Rocha. Key Frame will provide these facilities for our use, although in some situations, we may hire subcontractors to perform varying degrees of our production. Production work will include creating the advertising copy, design and layouts, filming the required footage, and recording any needed voice-over.

Background of the Industry

Retail Chains and Large Retail Stores. The retail industry can be divided into segments (e.g.; department stores, food, health, electronics, auto dealers and fast food) with sales in the hundreds of billions of dollars in the United States. Some segments exceed 100 billion dollars in sales. Many of these companies spend millions of dollars on cable and satellite TV to advertise their products and services. We intend to sell to these companies for the private cable industry. For example, a pizza chain could advertise in hotels throughout the U.S. with their normal TV advertisement, but the local telephone number, the one closest to the specific hotel, will be displayed.

Currently, the membership and club warehouse format retailers such as Sam’s Club and BJ’s Wholesale Club are the largest users of in-store infomercials. These retailers feature several TVs per store running continuous loop video programming promoting the benefits of a product or service. Local employees are required to place videotapes into TV sets, initially and when changes are made. Wal-Mart has also recently embraced a live satellite feed known as the Wal-Mart TV Network. This satellite-based network is used for employee training and also in-store promotion and entertainment. Wal-Mart is recognized as an innovator and early adopter of technology. We expect that other retail chains will want to implement a similar solution. GBG presents a cost-effective, no personnel solution for those chains as well as other businesses.

Cable TV Systems. This industry consists of different types of cable services such as Cable TV to the home and private systems for the hospitality and health care industries. We intend to concentrate our efforts on the private cable industry and more specifically the hospitality (hotel) and hospital (patient rooms and patient areas) segments.

Educational and Corporate Business. This category encompasses schools, learning centers and corporations. Distance learning and other off-site training and education are a cost-effective use of our technology. Revenues are generated through tuition, government grants, and corporate clients.

Customers

Retail Chains. Retail stores can use our technology to send custom programming consisting of product information and advertisements for in store products or services to specific retail locations that in some cases will feature point-of-sale (POS) television sets or electronic displays running infomercial type videos to sell merchandise. All programming can be managed from the location of our client company. No local employees are needed to interact with the system, regardless of the number of TV sets or displays.

Corporate and Educational Organizations. Our platform can be used for “one-way” video presentations and training. Distance learning and other off-site training and education are a cost-effective use of our technology. Once developed, the teaching materials are transmitted to an “off-site location” computer by satellite, where the material resides until it is recalled. From the off-site location, the material may be recalled at any time and for any number of students or employees. The material may also be updated at any time, thereby keeping all information current.

Hospitality Industry. The hospitality industry will use our technology to deliver customized advertising regarding local and national products or services to hotel guests. Our technology will allow advertisers to manage the content broadcast to the monitors on a near real time basis. The hotel will also be able to use the same system to offer video teleconferencing services to its customers. Revenue will be generated from an advertised based program produced by us called CityView TV. An advertising agent or media buyer will purchase the rights to place advertising spots on CityView TV that will be broadcast 24x7 to the hotel guest’s “in-room television.” The hotel will pay a monthly fee for the use of the network and receiving equipment.

Technology and Systems

Most TV programming that is sent by satellite is sent on a real-time basis, similar to a major network’s operation or as a syndicated show which is sent by satellite and recorded by local TV stations for play in the future. It is standard in the industry for local TV stations to store this on reusable videotape. We use standard Internet Protocol (“IP”) Multicast Satellite Transmission technology to send content in a “forward and store” format. Forward and store is a type of compression technology that allows us to send our programming in a digitized (compressed) state that resides on the recipient computer’s hard drive. The recipient computer will play the material at the designated time. The digitized images will be sent during off-peak hours during the evening, when satellite time is the most economical. Since the images are compressed, the time needed to send the material is shortened, depending on the amount of compression. As the technology improves, we intend to have the capability to send 24 hours of programming in four hours.

This type of compression technology permits the management of content via the Internet and satellite transmission to all receiving sites. Forward and store enables us to send multiple files consisting of full motion video and graphics using minimal satellite space and time. The remote site-receiving computer then stores the content and it is ready to broadcast at its scheduled time. Standard remote management software then enables an authorized user to access the control system through an Internet connection where he is able to update, change and schedule new content for one or more displays. Once the authorized user’s changes are accepted by the system, the new programming will be up-linked to a communications satellite and transmitted simultaneously to multiple display locations where the programming will be displayed on television sets or electronic displays at locations specified by the user.

Our content (programming) will include information from providers such as The Weather Channel, CNN, and ESPN, (or similar companies) and a related party, Global Music Network of Clearwater, Inc. (“GMN”). These programmers, with the exception of GMN, are national broadcasters and do not deliver customized programming to each site. We have no agreements in place at this time to use third party satellite services but these companies make such information available for this very purpose. Satellite services will be procured once a client is identified along with the area in which the client wants to distribute his message. Some cable companies do local ad-insertion on channels such as CNN and ESPN, where they are allowed a few minutes per hour. This ad insertion is accomplished with pre-produced ads/content and a beta tape or downloaded to a video file server. The smaller franchise and private cable companies do not have the equipment to do ad insertion, due to the prohibitive cost of the equipment. Our system will provide the ad insertion capability, making the service even more valuable to clients.

Hardware installations will vary as a function of the customer’s desired services and components. The basic equipment of most installations will consist of off-the-shelf components including television sets, electronic displays, servers, a satellite receiver card and a satellite dish. We intend to file patent protection for any intellectual property that we develop or own in the future. To date, we have not spent any funds on technology development.

Competition

Retail and Corporate Network TV. Competitors serving these markets are fragmented and diverse in their scope of business. In the case of the retail chain store market, if a similar solution is being utilized, it typically involves the use of a videocassette being run on a continuous loop basis, whereas, our satellite and Internet controlled solution improves the quality, effectiveness, and flexibility of the advertisement.

It is common in the industry for retail stores, the hospitality industry, and hospitals to use TVs with built in VHS playback decks for economic reasons. The standard VHS tapes used are similar to those found in homes. In a business, the store management would prefer not to have personnel rewind the tapes manually. Therefore, a continuous loop tape is used. The tapes must be shipped to the location, as must the TV set with playback deck. Once the tape is inserted into the playback unit on the TV set, it will play until stopped or it breaks from continuous use. Our system places the information on a computer’s hard-drive and the program is played continuously. If the program contains numerous bits of information or ads, the computer can be updated or redirected from a remote location to maintain or alter the program by satellite transmission.

Hospitality. There are a number of companies that provide cable television services and in-room video entertainment to the hospitality or lodging industry. The two largest providers in the United States are On Command Corp. and LodgeNet Entertainment Corporation. There are also a number of other companies that are developing ways to use their existing infrastructure to provide in-room entertainment or information services to the hospitality industry, including cable companies (including wireless cable), telecommunications companies, Internet and high speed connectivity companies, and direct broadcast satellite companies. Some of these companies have been providing guest programming services to hotels and are beginning to provide video on demand, Internet and high speed connectivity to hotels.

High Traffic Locations. We will compete in these markets with other outdoor advertising operations as well as other media, including broadcast and cable television, radio, print and direct mail marketers. In addition, we also compete with a wide variety of “out-of-home” media, including advertising in shopping centers and malls, airports, stadiums, movie theaters and supermarkets, as well as on taxis, trains, buses and subways. Advertisers compare the effectiveness of relative costs of available media and cost-per-thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, we will rely on our low cost per-thousand impressions and our ability to reach a broad segment of the population in a specific market or to target a particular geographic area or population with a particular set of demographic characteristics within that market.

Cable Television. There are a variety of closed circuit programs aired over cable systems. Generally these programs originate from within the operator or onsite such as a hotel, and use a VCR and tapes. This system is costly, labor intensive, and allows no flexibility for advertisers. There are a few other companies using video file servers being downloaded via a high speed Internet connection. Most, if not all, of these programs are not customized on a per site basis. These methods cannot deliver real-time information such as news, weather, and daily advertisement changes. Some cable companies broadcast a streaming community channel, but, currently, they cannot be customized.

We believe that our strong emphasis on sales and customer service and our position as a provider of innovative advertising services in each of our markets will enable us to compete effectively with our competition

Government Regulation

We will use a third party FCC licensed facility to broadcast via satellite all programming (content) which will be subject to the jurisdiction of the U.S. Federal Communications Commission, which imposes certain restrictions on telecommunications providers. There are numerous “uplink” companies that can and will supply this service to us once we determine who our clients are and to what geographical areas clients want their content sent. Satellite can transmit to anywhere in the world. By using a .9 meter (approx. 32”) receiving antenna, in most cases, we will not be required to file for a permit. This may vary due to local and state regulations. All on-site installations will be done by licensed and insured low-voltage wiring contractors. We will use a licensed service called an “uplink” to transmit data.

The receiver end uses a 12” dish, similar to a DirecTV home unit that, as generally accepted in the industry, does not require licenses or permits of any kind. There are many uplink facilities available and the selection will depend on our end user. Uplink services purchase bulk time on specific satellites and the selection of satellite depends on the locations of the end-user as satellites have specific ranges. Since we currently use a 12” satellite dish, no permits are required and we do not fall under FCC regulations.

The Internet-based services we offer may potentially be affected by various state and local laws and government regulations. While there are currently few laws or regulations directly applicable to access to or commerce on commercial online services or the Internet, because of the increasing popularity and use of commercial online services and the Internet, new laws and regulations may be adopted. The adoption of such laws or regulations in the future may slow the growth of commercial online services and the Internet, which could in turn cause a decline in the demand for our Internet-based services and products or otherwise have an adverse effect on our operations. The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the video programming industry. Other existing federal, state and local laws and regulations currently are, or may be, the subject of a variety of judicial proceedings, legislative hearings, and administrative and legislative proposals that could change in varying degrees the manner in which private cable operators, other video programming distributors and Internet service providers operate. We cannot predict the outcome of these proceedings or their impact on our operations at this time.

Research and Development

We do not anticipate expenditures for research and development at this time.

Employees

We have two full-time employees as of the date of this Prospectus. We have identified additional employees who will be added on an as-needed basis on completion of funding. We believe the relationship with our employees is good. We expect to hire sub-contractors to install hardware nationwide when applicable.

Web Site

Our web site URL is http://www.globalbroadcastgroup.com. Our web site will promote and explain our business. The site is hosted at a Florida-based Internet service provider with automatic backup done once per day.

Material Agreements

We have not entered into any material agreements at this time. During the next twelve months we intend to enter into distribution agreements with a marketing company that supplies equipment and entertainment products to our target audience. We will also attempt to enter into agreements with major hotel chains and enter into joint ventures with companies supplying television sets and television services to hotels and commercial establishments. We will develop our capabilities in the medical field where we can deliver information via satellite and avoid the use of expensive high-speed phone lines. We will explore opportunities to acquire companies that would be synergistic with our business and that would provide us with positive cash flow; however, at this time, negotiations with either distribution or acquisition targets have not reached the probable stage.

Intellectual Property

We own no rights to intellectual property and have no applications for copyright or trademark protection pending for any product or service we provide. We intend to seek protection, as necessary, if we develop or acquire intellectual property in the future.

LEGAL PROCEEDINGS

As of the date of this report, we are not a party to any pending legal proceeding and are not aware of any threatened legal proceeding.

DESCRIPTION OF PROPERTY

We maintain our principal business operations at 18495 U.S. Hwy 19N, Clearwater, FL 33764. Our telephone number is (727) 533-8300. We lease approximately 1,000 square feet with an annual lease of $7,800 including utilities.

MANAGEMENT

The following table sets forth the names and ages of our directors and executive officers.

Name	Age	Positions Held
Sam Winer	66	Chief Executive Officer, Chairman and Secretary
James Goodman	59	Vice President, Director
Michael D. Rocha	33	Vice President, Director

Sam Winer has been Chief Executive Officer, Secretary and Chairman of the Board of GBG since January of 2002. From 1985-1996 he was President of American Capital Group, Inc., a financial consulting and investment banking firm specializing in raising capital for start-up companies and real estate projects. From 1996 until the present he has been the President of Global Music Network LLC, a company that he founded. Global Music produces TV programming featuring music videos and has been seen in over 70 million homes. Mr. Winer was also one of the founders of eView Technologies, a company in the outdoor billboard industry that replaces static billboards with LED displays that are transmitted by satellite. He is a member of the National Association of Television Programming Executives and holds a Bachelors Degree from the Pennsylvania State University.

James Goodman has been Vice President and Director of GBG since September of 2002. Mr. Goodman is a television management executive having most recently developed TV station KWBM-TV (WB31) in Springfield, MO from start-up to on-air status. He continued to manage the station until 2002, when it was sold. From 1989 to 1996, Mr. Goodman directed construction of Home Shopping Network’s first full power TV station and also managed all production and financial aspects for the launch of Home Shopping Network’s 24 hour infomercial channel. In 1998, he managed all aspects of a talk show pilot for PAX TV network and created a cable sales interconnect for the Miami area. In addition, he developed and introduced a Spanish language cable channel which won multiple national Cable ACE awards. From 1967 until 1980 he directed the production of the Sally Jessy Raphael Show. Prior TV experience includes managing all aspects of the construction of a state of the art broadcast facilities at the University of Miami and served on the Board of the Florida Chapter of the National Academy of Television Arts and Sciences.

Michael D. Rocha has been a Vice President and Director of GBG since September of 2002. From 1990 to present, Mr. Rocha successfully built and operated Keyframe, Inc., a television production company specializing in content for large video screens. Keyframe has five offices across the US which employ over 70 talented artists, engineers and programmers. In 2001, Keyframe became a division of Daktronics, Inc., where Mr. Rocha has continued to run the Keyframe division. From 1994 to 1999, Mr. Rocha served as the Electronic Information Specialist for Tampa Bay Lightning, maintaining a network of over 60 computers. In 2001, Mr. Rocha was selected to direct the large screen video for the Super Bowl in Tampa Florida. In 2002, Mr. Rocha served as the Director of Video at the Soldier Hollow venue for the 2002 Olympic Games in Salt Lake City, Utah.

The Company’s directors are elected at the annual meeting of shareholders and hold office for one year and until their successors are elected and qualified. The Company’s officers are appointed by the Board of Directors and serve at the pleasure of the Board.

Limitations on Directors’ Liabilities

Our articles of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in circumstances involving wrongful acts, for example a breach of the director’s duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law

Delaware law permits us to indemnify officers, directors or employees against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which the action suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses as the cost deems proper individuals who successfully defend this type of action are entitled to indemnification against expenses reasonably incurred in connection therewith.

Our Bylaws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

We plan to maintain standard policies of insurance under which coverage is provided to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and to us with respect to payments which may be made by us to these officers and directors according to the above indemnification provision or otherwise as a matter of law.

In addition, we plan to enter into indemnification agreements with our directors and executive officers. Under these agreements, we will indemnify each director and officer to the fullest extent permitted by law for any acts performed, or for failures to act, on our behalf or on behalf of another person or entity for which that director or officer is performing services at our request. We will not indemnify a director or officer for any breach of loyalty to us or our shareholders, or if the director or officer does not act in good faith or for acts involving intentional misconduct, or for acts of omissions described in the laws of Delaware, or for any transaction for which the director or officer derives an improper benefit. We will indemnify for expenses related to indemnifiable events, and will pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses are subject to the approval of a review process with a reviewer to be determined by our board. The rights of directors and officers will not exclude any rights to indemnification otherwise available under law or under our articles of incorporation.

Employment Agreements

We have not entered into employment agreements with Messrs. Winer, Goodman and Rocha.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the annual and long-term compensation for services in all capacities to the Company for the prior fiscal years ended December 31, 2003, 2002 and 2001 of those persons who were either the chief executive officer during the last completed fiscal year or any other highly compensated executive officers as of the end of the last completed fiscal year whose annual salary and bonuses exceeded $100,000.

Summary Compensation Table

There were no long-term compensation awards (such as stock awards or appreciation rights) or payouts (such as long term incentive plans).

Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	LTIP Options/(#)	All Other Payouts
Sam Winer, CEO	2003	$76,000	$0	$0	$0	$0
	2002	$61,000	$0	$0	$0	$0
	2001	$6,000	$0	$0	$0	$0

Option / SAR Grants / LTIP Awards

Since inception, we have granted no stock options, stock appreciation rights or awards under long-term incentive plans.

Benefit Plans / Stock Option Plan

We have no option, severance, retirement, pension, profit sharing, or similar programs for the benefit of our employees. We may adopt a stock option or incentive plan pursuant to which options or shares can be granted to key employees, officers, directors and consultants of GBG. The number of shares and other terms have not been determined, and will be set by the Board of Directors based on its analysis of our need for such incentives. There are currently no issued or outstanding options, warrants or rights granted to any director, officer, employee or consultant of GBG in the nature of compensation.

PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of our common stock by all shareholders that hold 5% or more of the outstanding shares of our common stock, each director and executive officer. Except as indicated, each shareholder named has sole voting and investment power for his, her or its shares.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Winer Family Trust (1) 7270 Maidencane Ct. Largo, FL 33777	2,281,561	18.5%

Common Stock	Scott Wyler (1) 504 8th Ave. NE Delray Beach, FL 33483	1,500,000	12%

Common Stock	James Goodman (2) 1851 Juanita Ct. Clearwater, FL 33764	50,000	*

Common Stock	Michael D. Rocha (2) 18495 U.S. Hwy 19N Clearwater, FL 33764	50,000	*

All officers and directors as a group (three persons)		3,881,561	31.5%

(1)

Shares gifted from 3,781,561 shares held by Sam Winer. Of the 3,781,561, 1,500,000 shares were gifted to Mr. Winer’s son, Scott L. Wyler on April 16, 2004, from a certificate representing 1,275,000 shares, which are not the subject of this Prospectus and 225,000 shares which are included in the shares offered in this Prospectus. Mr. Winer disclaims beneficial ownership of the 1,500,000 shares gifted to Mr. Wyler. On April 16, 2004, Mr. Winer transferred the balance of 2,281,561 shares which are included in this Prospectus to the Winer Family Trust.

(2)	Shares owned directly.
*	represents less than 1%

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From September 1, 2001 through December 31, 2001, we paid monthly management fees to Global Music Network, LLC (“GMN”) in the amount of $8,000. Sam Winer, Chairman, Chief Executive Officer and Secretary of GBG is the President and a shareholder of GMN. Fees paid in accordance with this management agreement were $32,000 in 2001.

GMN paid monthly operating expenses for GBG from August 2001 through November 2001 that were reimbursed by GBG on a monthly basis. These expenses and reimbursements amounted to $46,330 in 2001.

During September 2002, we entered into a loan agreement with a former shareholder of GBG in the amount of $150,000. The note was secured by two promissory notes and 150,000 restricted shares of GBG’s common stock. The notes bore interest at 8% per annum. The notes were due in full, together with accrued interest, in September 2003. In January 2003, we issued 450,000 restricted shares of common stock in full consideration of payment of the two promissory notes and accrued interest to date of $4,000.

During the year ended December 31, 2002, we repurchased 5,416,229 shares of Global Broadcast Group, Inc. common stock from two of GBG’s shareholders at an aggregate sum of $150,000. The stock repurchase was paid with funds obtained from the notes payable described in the (c) above.

We paid consulting fees to Ed Berkhof Management Inc. in the amount of $0, $30,392 and $50,392 for the periods ended December 31, 2003, 2002 and the period from date of inception, October 31, 2000 through December 31, 2003, respectively. Ed Berkhof was the former President of GBG.

We incurred management fees to Sam Winer, Chairman, Chief Executive Officer and Secretary of GBG, for services provided in the amount of $76,000, $61,000 and $143,000 for the periods ended December 31, 2003, 2002 and the period from date of inception (October 31, 2000) through December 31, 2003, respectively. The amount owed at December 31, 2003 and 2002, was $46,758 and $0, respectively.

During August 2003 and October 2003, we entered into two loan agreements with a shareholder of GBG in the amounts of $7,000 and $7,500 respectively. The notes bear interest at 7% per annum and are due August 10, 2004 and October 8, 2004, respectively. At the shareholder’s option, the notes are convertible into shares of GBG’s common stock equal in number to the amount determined by dividing each $1,000 of the note principal to be converted by the Conversion Price. The Conversion Price is $0.10. Sam Winer personally guaranteed payment of the $7,000 note, up to 50% of the original balance, until the note is paid in full.

During October 2003, we entered into a loan agreement with an unrelated party in the amount of $150,000. The note bears interest at 12% per annum and is secured by 600,000 shares of our restricted common stock. The note is due in full together with accrued interest on November 15, 2004 and can be converted into shares of GBG’s common stock at the note holder’s option at any time during the term of the note.

Our content (programming) may include information from Global Music Network of Clearwater, Inc. (“GMN”) of which Sam Winer is a founder.

On April 16, 2004, Sam Winer gifted all of his 3,781,561 shares. Of the 3,781,561, 1,500,000 shares were gifted to Mr. Winer’s son, Scott L. Wyler, from a certificate representing 1,275,000 shares, which are not the subject of this Prospectus and 225,000 shares which are included in the shares offered in this Prospectus. Mr. Winer disclaims beneficial ownership of the 1,500,000 shares gifted to Mr. Wyler. On April 16, 2004, Mr. Winer transferred the balance of 2,281,561 shares which are included in this Prospectus to the Winer Family Trust DTD December 22, 1984 (Tax ID# 98-019-0921).

DESCRIPTION OF SECURITIES

Common Stock

Our articles of incorporation authorize us to issue up to 50,000,000 shares of common stock, par value $.001, of which 12,317,871 shares are issued and outstanding as of the date of this Prospectus.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the shareholders. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available. In the event of liquidation, dissolution or winding up of GBG, the holders of shares of common stock are entitled to share, pro rata, all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All of the outstanding shares of common stock are, and all of the shares of common stock issued in connection with this offering are, validly issued, fully paid and non-assessable.

Preferred Stock

Our articles of incorporation will authorize our board of directors, without shareholder approval, to issue up to 1,000,000 shares of preferred stock, par value $.001 and to establish one or more series of preferred stock and to determine, with respect to each of these series, their preferences, voting rights and other terms. As of the date hereof, no shares of preferred stock are outstanding.

Issuance of preferred stock could adversely affect the voting power or other rights of our shareholders or be used, to discourage, delay or prevent a change in control, which could have the effect of discouraging bids for us and prevent shareholders from receiving maximum value for their shares. Although we have no present intention to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Lack of Market for our Common Stock

There is no established U.S. or other public trading market and there cannot be any guarantee that a market will develop and be sustained for our Common Stock, the only class of equity securities that we have authorized, issued and outstanding. There are no options or warrants to purchase, or securities convertible into, the Common Stock.

Currently, there are 12,317,871 shares our stock issued and outstanding stock. Of this amount, 11,553,100 were distributed in February 2001 to and for the benefit of the 1,314 shareholders of record of Hydrox Sales Corp. in exchange for certain assets and the payment of legal, accounting and organizational costs. Previously such shares would be deemed freely tradable and available for resale by non-affiliates after two years without conditions or restrictions pursuant to Rule 144 and/or other exemptions under the Securities Act of 1933, according to the terms thereof as formerly interpreted. In general, Rule 144 permits a shareholder who has beneficially owned restricted shares of for at least one year to sell without registration, within any three-month period, a number of shares not exceeding the greater of 1% of the then outstanding shares of common stock or, if the common stock is quoted on The Nasdaq Stock Market or an exchange, the average weekly trading volume over a defined period of time, assuming compliance by the issuer with the reporting requirements of Rule 144. If the restricted shares of common stock are held for at least two years by a person not affiliated with the issuer, in general, a person who is not an executive officer, director or principal shareholder of the issuer during the three-month period prior to resale, the restricted shares can be sold without any volume limitation. Any sales of shares by shareholders under Rule 144 may have a depressive effect on the price of an issuer’s common stock.

However, by its No. 00-49 Notice to Members (broker dealers) the NASD announced an SEC Interpretive Letter dated January 21, 2000 and advised broker dealers that the SEC Letter administratively declared it would no longer recognize the free trading status of shares issued by “blank check” (shell) companies to founders or affiliates. The SEC therefore regards such persons and their transferees as statutory “underwriters” and requires registration under the Securities Act of 1933 of their shares prior to resale, Rule 144 not being available despite “technical compliance” with its exemption provisions.

The 11,533,100 shares are being registered by the Form SB-2 Registration Statement of which this Prospectus is Part I, in order to comply with the SEC’s administrative position, although we are not conceding that we were a “blank check” company. Copies of the NASD’s Notice to Members No. 00-49, containing the SEC Letter and examples of “blank check” shell companies, may be obtained from the NASD Website at www.nasd.com (on the right hand side of the page click “NOTICE TO MEMBERS”). If you do not have access to a computer or the Internet, most local public libraries provide access which you can use to obtain this information, or call the NASD at (301) 590-6500.

No common stock is being or proposed to be publicly offered by us other than pursuant to an employee benefit plan or dividend reinvestment plan (if and when adopted), the offering of which could have a material effect on the market price. We are unable to predict when or to what extent any such securities will be sold under Rule 144 or otherwise. The availability of shares for sale or the public sale of large amounts of our Common Stock could have a significant adverse effect upon the market price of the Common Stock and upon our ability to sell additional securities publicly.

We have filed a Form 211 Information Statement application with the NASD but there cannot be any guarantee that its securities will be quoted on the OTCBB quotation service. Our are not and have not been listed or quoted on any exchange or quotation system. At best, only a limited market is expected to develop for our common stock. Because of this limited market, the price of our common stock after registration and creation of a public market may fluctuate widely. We expect our common stock to be traded on the OTCBB and we cannot guarantee that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade.

We may hire one or more public relations firms and/or a market maker to assist us in attracting potential investors to support a trading market, but no guarantee can be given that same can be retained or will be successful.

Number of Holders

As of March 31, 2004, we had 1,346 common shareholders of record.

Dividend Policy

To date, we have not declared or paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the development and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Stock Authorized for Issuance Under Equity Compensation Plans

We have not implemented an equity compensation plan at this time and since inception, have issued no stock options, SARs or other compensation. We may decide, at a later date, and reserve the right to, initiate such a plan as deemed necessary by the Board. The amount and terms of such issuances cannot be determined or predicted at this time, but might be substantial.

Transfer Agent

Our transfer agent is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Special Considerations Related to Penny Stocks

Assuming a trading market for our common shares develops, we anticipate that for the immediate future our share will become subject to the penny stock rules under the Securities Exchange Act of 1934. We will continue to be subject to these rules until the price of our stock exceeds $5.00, or we maintain minimum tangible net worth of at least $2 million or average revenues of $6,000,000.

The penny stock rules require broker-dealers to deliver standardized risk disclosure document prepared by the SEC prior to a transaction in a penny stock. This document provides information about penny stocks and the risks in the penny stock market. The broker-dealers must also provide the customer with (i) current bid and offer quotations for the penny stock, (ii) the compensation of the broker-dealer and its salesperson in the transaction, and (iii) monthly account statements showing the market value of each penny stock held in the customer’s account.

The broker dealer must give the quotations and compensation information to the customer, orally or in writing, prior to completing the transaction. They must give this information to the customer, in writing, before or with the customer’s confirmation.

In addition, the penny stock rules require that, prior to a transaction in a penny stock, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser. The broker and/or dealer must receive the purchaser’s written agreement to the transaction. These disclosure requirements may reduce the level of purchases in our common stock and trading activity in the secondary market for our common stock. If our common stock becomes subject to the penny stock rules, it will be more difficult for you to sell the common stock. This may reduce the value of your shares.

SEC Reporting Requirements

We intend to furnish our shareholders with annual reports, which will include financial statements audited by independent accountants, and other periodic reports as we may choose to provide, or as we are required by law. In addition, in January 2003, we became a reporting company and are required to file annual, quarterly and current reports, proxy statements or other information with the SEC. You may read and copy this Prospectus, our Registration Statements, and any reports, statements or other information we file at the SEC’s Public Reference Room in Washington D.C. You can request copies of these documents, upon payment of a duplicating fee, by writing to the U.S. Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public on and may be computer printed from the SEC’s Website at http://www.sec.gov.

LEGAL MATTERS

Adorno & Yoss, P.A., Fort Lauderdale, Florida, will opine as to the validity of the common stock offered by this Prospectus and legal matters for us.

EXPERTS

The financial statements as of December 31, 2003, and for the period from inception (October 2000) through December 31, 2003 appearing in this registration statement have been audited by Rotenberg & Co. LLP, independent certified public accountants, as set forth in their report prepared March 23, 2004, appearing elsewhere in this Prospectus, and are included in reliance upon such report given upon the authority of this firm as experts in accounting and auditing.

HOW TO FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this Prospectus, reference is made to the registration statement. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

FINANCIAL REPORTS

AT

DECEMBER 31, 2003

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

Independent Auditors’ Report	1

Consolidated Balance Sheets at December 31, 2003 and 2002	2

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Period From the Date of Inception (October 31, 2000) through December 31, 2003	3-4

Consolidated Statements of Operations for the Years Ended December 31, 2003 and 2002 and for the Period from the Date of Inception (October 31, 2000) through December 31, 2003	5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2003 and 2002 and for the Period from the Date of Inception (October 31, 2000) through December 31, 2003	6

Notes to Consolidated Financial Statements	7-13

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

and Stockholders

Global Broadcast Group, Inc.

(A Development Stage Company)

(A Delaware Corporation)

Clearwater, Florida

We have audited the accompanying consolidated balance sheets of Global Broadcast Group, Inc. (A Development Stage Company) (A Delaware Corporation) as of December 31, 2003 and 2002, and the related consolidated statements of operations, consolidated changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2003 and 2002 and for the period from the date of inception (October 31, 2000) through December 31, 2003. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Broadcast Group, Inc. (A Development Stage Company) (A Delaware Corporation) as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2003 and for the period from the date of inception (October 31, 2000) through December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming Global Broadcast Group, Inc. (A Delaware Corporation) will continue as a going concern. As discussed in Note J to the financial statements, the Company has incurred losses that have resulted in a retained deficit. This condition raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding this matter are described in Note J. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Rotenberg & Co., LLP

Rochester, New York

March 23, 2004

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

CONSOLIDATED BALANCE SHEETS

	December 31,
	2003	2002

ASSETS

Current Assets
Cash and Cash Equivalents	$60,120	$1,462
Accounts Receivable	—	1,160

Total Current Assets	$60,120	$2,622

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities
Accounts Payable	$47,757	$27,029
Accrued Interest Payable	4,159	4,000
Accrued Payroll	50,559	—
Convertible Notes Payable	164,500	—
Notes Payable	—	150,000
Due to Stockholder	48,378	—

Total Current Liabilities	315,353	181,029

Stockholders’ Deficit
Common Stock—$.001 Par Value; 50,000,000 Shares Authorized, 12,317,871 and 11,497,871 Shares Issued and Outstanding as of December 31, 2003 and 2002, Respectively	12,318	11,498
Additional Paid-in Capital	652,613	438,183
Deficit Accumulated During Development Stage	(920,164)	(628,088)

Total Stockholders’ Deficit	(255,233)	(178,407)

Total Liabilities and Stockholders’ Deficit	$60,120	$2,622

The accompanying notes are an integral part of these financial statements.

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) FOR THE PERIOD FROM DATE OF INCEPTION (OCTOBER 31, 2000) THROUGH DECEMBER 31, 2003

	Number of Shares		Common Stock $.001 Par Value	Additional Paid-In Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity (Deficit)

Balance—October 31, 2000	—		$—	$—	$—	$—

Common Stock Issued in Exchange for Services and Expenses Paid by Shareholders (Galli)	11,553,100		11,553	202	—	11,755

Common Stock Issued in Exchange for Services and Expenses Paid by Shareholders (City View)	3,425,000	(1)	3,425	—	—	3,425

Common Shares Issued for Cash—Private Placement (City View)	862,500	(1)	863	286,637	—	287,500

Capital Contribution—Shareholder				100,000		100,000

Net Loss for the Period	—		—	—	(297,116)	(297,116)

Balance—December 31, 2001	15,840,600		$15,841	$386,839	$(297,116)	$105,564

(1)	Shares issued and outstanding have been adjusted to reflect the Plan of Merger effected on March 1, 2002

- continued -

The accompanying notes are an integral part of these financial statements.

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT) FOR THE PERIOD FROM DATE OF INCEPTION (OCTOBER 31, 2000) THROUGH DECEMBER 31, 2003—continued

	Number of Shares	Common Stock $.001 Par Value	Additional Paid-In Capital	Deficit Accumulated During Development Stage	Total Stockholders’ Equity (Deficit)

Balance—December 31, 2001	15,840,600	$15,841	$386,839	$(297,116)	$105,564

Common Shares Issued for Cash—Private Placement (City View)	66,000	66	21,934	—	22,000

Common Shares Issued for Cash—Private Placement (Global Broadcast)	267,500	268	64,733	—	65,001

Shares Issued for Services	640,000	640	5,360	—	6,000

Shares Issued to Directors for Services	100,000	100	3,900	—	4,000

Shares Purchased	(5,416,229)	(5,417)	(144,583)	—	(150,000)

Capital Contribution—Shareholder	—	—	100,000	—	100,000

Net Loss for the Period	—	—	—	(330,972)	(330,972)

Balance—December 31, 2002	11,497,871	11,498	438,183	(628,088)	(178,407)

Common Shares Issued for Cash—Private Placement (Global Broadcast)	295,000	295	35,955	—	36,250

Issuance of Stock via Conversion of Notes Payable	450,000	450	153,550	—	154,000

Shares Issued for Services Rendered	75,000	75	24,925	—	25,000

Net Loss for the Period	—	—	—	(292,076)	(292,076)

Balance—December 31, 2003	12,317,871	$12,318	$652,613	$(920,164)	$(255,233)

The accompanying notes are an integral part of these financial statements.

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

CONSOLIDATED STATEMENTS OF OPERATIONS

	Period From Date of Inception (October 31, 2000) Through December 31, 2003	Years Ended December 31,
		2003	2002

Revenues	$500	$—	$500

Expenses
Commissions	11,250	—	9,000
General and Administrative	28,410	7,696	13,894
Insurance	58,171	25,041	25,151
Interest	8,159	4,159	4,000
Investment Banker	39,970	4,970	35,000
Management Fees	235,392	86,000	91,392
Marketing	51,000	35,000	16,000
Organizational Costs	164,853	—	—
Payroll Taxes	9,520	3,618	3,860
Production Equipment	24,257	—	19,767
Professional Fees	104,863	49,486	42,228
Rent	12,425	5,027	5,484
Salaries	123,594	46,966	49,932
Telephone	16,538	6,462	7,768
Transfer Agent Fees	4,865	2,480	2,385
Travel	27,397	15,171	5,611

Total Expenses	920,664	292,076	331,472

Loss Before Provision for Taxes	(920,164)	(292,076)	(330,972)

Provision for Taxes	—	—	—

Net Loss for the Period	$(920,164)	$(292,076)	$(330,972)

Net Loss per Common Share—Basic and Diluted	$(0.07)	$(0.02)	$(0.02)

Weighted Average Common Shares Outstanding—Basic and Diluted	12,801,846	12,230,659	14,332,952

The accompanying notes are an integral part of these financial statements.

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period From Date of Inception (October 31, 2000) Through December 31, 2003	Years Ended December 31,
		2003	2002

Cash Flows from Operating Activities
Net Loss for the Period	$(920,164)	$(292,076)	$(330,972)

Non-Cash Adjustments:
Organizational Costs	14,853	—	—
Franchise Taxes and Filing Fees	202	—	—
Contributed Services	125	—	—
Shares Issued for Services	35,000	25,000	10,000
Changes in Assets and Liabilities:
Accounts Receivable	—	1,160	(1,160)
Accounts Payable	47,757	20,728	(108,021)
Accrued Payroll	50,559	50,559	—
Accrued Interest Payable	8,159	4,159	4,000

Net Cash Flows from Operating Activities	(763,509)	(190,470)	(426,153)

Cash Flows from Financing Activities
Contribution by Shareholder	200,000	—	100,000
Due to Stockholder	48,378	48,378	—
Proceeds from the Issuance of Convertible Notes Payable	164,500	164,500	—
Proceeds from the Issuance of Note Payable	150,000	—	150,000
Proceeds from the Issuance of Common Stock	410,751	36,250	87,001
Common Stock Repurchased	(150,000)	—	(150,000)

Net Cash Flow from Financing Activities	823,629	249,128	187,001

Net Increase in Cash and Cash Equivalents	60,120	58,658	(239,152)

Cash and Cash Equivalents—Beginning of Period	—	1,462	240,614

Cash and Cash Equivalents—End of Period	$60,120	$60,120	$1,462

Supplemental Disclosures
Interest Paid	$—	$—	$—
Income Taxes Paid	$—	$—	$—

Non-Cash Financing Activities
Organizational Costs Paid by Shareholders in Exchange for Common Stock Issued	$14,853	$—	$—
Franchise Taxes Paid by Shareholder	$202	$—	$—
Issuance of Stock via Conversion of Notes Payable	$154,000	$154,000	$—

The accompanying notes are an integral part of these financial statements.

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note A—The Company

The Company was incorporated under the laws of the State of Delaware on October 31, 2000 as Galli Process, Inc. Galli Process, Inc. did not have operating activities prior to the merger with City View TV, Inc. Effective February 7, 2002, Galli Process, Inc. changed its name to Global Broadcast Group, Inc.

Effective December 31, 2001, Galli Process, Inc. (Global Broadcast Group, Inc.) became a majority owned subsidiary of City View TV, Inc. (A Florida Corporation). On March 1, 2002, pursuant to a plan of merger, City View TV, Inc. (a Florida Corporation) merged into Global Broadcast Group, Inc. (formerly Galli Process, Inc.). The shareholders of City View TV, Inc. converted 3 shares of City View TV, Inc. stock into 1 share of the surviving corporation (Global Broadcast Group, Inc.). There was no change to the business, management, location, policies or the consolidated assets and liabilities of City View TV, Inc. Global Broadcast Group, Inc. (a Delaware Corporation) (“The Company”) is the surviving corporation effective on the date of the merger.

The transaction was accounted for as a recapitalization, resulting in the historical operations of City View TV, Inc. being the historical operations of Global Broadcast Group, Inc. Accordingly, the accompanying financial statements have been restated to reflect the financial position, results of operations, and cash flows for all periods presented as if the recapitalization had occurred at the beginning of the earliest period presented.

Scope of Business

The Company’s principal business activity is marketing its advertising and informational platform that incorporates satellite and internet-based technology. The Company is currently in the development stage.

 Note B—Nature of Operations and Summary of Significant Accounting Policies

Method of Accounting

The Company maintains its books and prepares its financial statements on the accrual basis of accounting.

Cash and Cash Equivalents

Cash and cash equivalents include time deposits, certificates of deposit, and all highly liquid debt instruments with original maturities of three months or less. The company maintains cash and cash equivalents at financial institutions which periodically may exceed federally insured amounts.

Revenue Recognition

Production revenue recognized for the year ended December 31, 2002 represented a commercial production and was recorded upon completion of such production.

The Company intends to have sales of the following in the future: services under revenue sharing agreements, services with no revenue sharing and equipment sales and leases. The Company will recognize revenue when realized or realizable and earned, which is when the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred; the sales price is fixed and determinable; and collectibility is reasonably assured. At the time revenue is recognized, the Company will provide for the estimated costs of warranties and reduce revenue for estimated returns.

- continued -

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note B—Nature of Operations and Summary of Significant Accounting Policies—continued

Revenue Recognition—continued

For sales related to services, the Company will recognize revenue upon the completion of the installation of all equipment necessary to provide the satellite transmission services. The fees that will be billed monthly to these customers will then be recognized on a monthly basis after the services have been provided. The Company will only recognize their portion of any such services that relate to a revenue sharing agreement.

For equipment sales, revenue will be recognized when the equipment is shipped to the customer.

For equipment leases, rental revenue will be recognized as earned over the term of the operating lease.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” using the asset and liability approach, which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities. This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized, net of any valuation allowance, for temporary differences and net operating loss and tax credit carryforwards. Deferred income tax expense represents the change in net deferred assets and liability balances.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed in accordance with SFAS No. 128, “Earnings Per Share”. Basic earnings per common share is calculated by dividing income available to common shareholders by the weighted-average number of common shares outstanding for each period. Diluted earnings per common share is calculated by adjusting the weighted-average shares outstanding assuming conversion of all potentially dilutive convertible securities. Diluted earnings per share is the same as basic earnings per share for all of the periods presented since the effect of the conversion of the notes would have an anti-dilutive effect on earnings per share.

Concentrations of Credit Risk

Financial instruments which potentially expose the Company to significant concentrations of credit risk consist principally of bank deposits. Cash is placed primarily in high quality short-term interest bearing financial instruments.

- continued -

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note B—Nature of Operations and Summary of Significant Accounting Policies—continued

Development Stage

The Company has operated as a development stage enterprise since its inception by devoting substantially all of its efforts to financial planning, raising capital, research and development, and developing markets for its products. Accordingly, the financial statements of the Company have been prepared in accordance with the accounting and reporting principles prescribed by Statement of Financial Accounting Standards No. 7, “Accounting and Reporting by Development Stage Enterprises,” issued by the Financial Accounting Standards Board.

The Company was inactive from October 31, 2000 through March 31, 2001. Activities began on or about April 1, 2001.

Financial Instruments

The Company’s financial instruments consist of cash, accounts receivable, accounts payable, notes payable, and due to stockholder. Unless otherwise noted, it is management’s opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying value, unless otherwise noted.

The fair value of due to stockholder could not be obtained without incurring excessive costs as they have no readily determinable market place.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expense during the reporting period. Actual results can differ from those estimates.

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note C—Related Party Transactions

From September 1, 2001 through December 31, 2001, the Company paid monthly management fees to Global Music Network, LLC (“GMN”) in the amount of $8,000. Fees paid in accordance with this management agreement were $32,000 in 2001.

GMN also paid monthly operating expenses for the Company from August 2001 through November 2001 that were reimbursed by the Company on a monthly basis. These expenses and reimbursements amounted to $46,330 in 2001.

One of the directors of the Company is a shareholder of GMN.

The Company paid consulting fees to Ed Berkhof Management Inc. in the amount of $-0-, $30,392 and $50,392 for the periods ended December 31, 2003, 2002 and the period from date of inception (October 31, 2000) through December 31, 2003, respectively. Ed Berkhof was the former President of the Company.

The Company incurred management fees to Sam Winer, Chairman, Chief Executive Officer and Secretary of the Company, for services provided in the amount of $76,000, $61,000 and $143,000 for the periods ended December 31, 2003, 2002 and the period from date of inception (October 31, 2000) through December 31, 2003, respectively. The amount owed at December 31, 2003 and 2002, was $46,758 and $0, respectively.

 Note D—Income Taxes

At December 31, 2003 and 2002, the Company had approximately $903,000 and $608,000, respectively, of net operating losses available for Federal tax purposes, which are available to offset future taxable income. The net operating loss carry forwards begin to expire in 2021. The Company has fully reserved for any future tax benefits from the net operating loss carry forwards since it has not generated any revenues to date. The Company has no other material deferred tax assets or liabilities for the periods presented.

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note E—Common Stock

On February 25, 2001 Galli Process, Inc. issued 11,553,100 shares of its common stock to Galli Holding Co. for the benefit of the shareholders of Hydrox Sales Corp. in exchange for certain securities of closely held companies and the funding of certain legal, accounting and organization costs. The Company recorded these shares at the fair value of the expenses paid as this was more readily determinable than the value of the stock.

Effective December 31, 2001 City View TV, Inc. acquired 5,897,790 shares of the common stock of Galli Process, Inc. (the controlling interest) from the controlling shareholders for a total purchase price of $150,000. City View TV, Inc. had deposited $15,000 on the acquisition prior to December 31, 2001 and the balance of the purchase was paid in cash on January 10, 2002. The Company has expensed the acquisition as part of the corporate reorganization as of December 31, 2001. The acquisition agreement did not require Galli to include its holdings of shares of various closely held companies.

City View TV, Inc. issued 3,425,000 shares of its common stock at par value in exchange for services rendered and funding of certain organization costs paid by its shareholders during 2001.

The Company also raised capital through the issuance of 862,500 shares of its common stock to individuals at $1.00 per unit (3 shares per unit) through private placements during 2001. The share and per share amounts reflect the 1 for 3 share reverse stock split that was effected on March 1, 2002 as part of the Plan of Merger with Global Broadcast Group, Inc.

During 2002, the Company raised capital through the issuance of 333,500 shares of its common stock for $87,001.

In October 2002, the Company issued 640,000 shares of its common stock for services provided. The Company charged operations in 2002 for $6,000 for the fair value of services rendered and charged common stock and additional paid-in capital for $640 and $5,360, respectively.

In December 2002, the Company issued 100,000 shares of its common stock to two members of the Board of Directors for services provided. The Company charged operations in 2002 for $4,000 for the fair value of services rendered and charged common stock and additional paid-in capital for $100 and $3,900, respectively.

During 2003, the Company raised capital through the issuance of 295,000 shares of its common stock for $36,250.

In May 2003, the Company issued 75,000 shares of its common stock for services provided. The Company charged operations in 2003 for $25,000 for the fair value of services rendered and charged common stock and additional paid-in capital for $75 and $24,925, respectively.

- continued -

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note E—Common Stock—continued

The Company’s Securities are not registered under the Securities Act of 1933 and, therefore, no offering may be made which would constitute a “Public Offering” within the meaning of the United States Securities Act of 1933, unless the shares are registered pursuant to an effective registration statement under the Act.

The stockholders may not sell, transfer, pledge or otherwise dispose of the common shares of the company in the absence of either an effective registration statement covering said shares under the 1933 Act and relevant state securities laws, or an opinion of counsel that registration is not required under the Act or under the securities laws of any such state.

 Note F—Convertible Notes Payable

During August 2003, the Company entered into a loan agreement with a stockholder of the Company in the amount of $7,000. The note bears interest at 7% per annum and is due on demand.

At the stockholder’s option, the note is convertible into shares of the Company’s common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price. The Conversion Price is $0.10.

The President of the Company has personally guaranteed payment of the note, up to 50% of the original balance, until the note is paid in full.

During October 2003, the Company entered into a loan agreement with a stockholder of the Company in the amount of $7,500. The note bears interest at 7% per annum and is due on demand.

At the stockholder’s option, the note is convertible into shares of the Company’s common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price at any time during the term of the note. The Conversion Price is $0.10.

During October 2003, the Company entered into a loan agreement with an unrelated third party in the amount of $150,000. The note bears interest at 12% per annum and is secured by 600,000 restricted shares of the Company’s common stock. The note is due in full, together with accrued interest, on November 15, 2004.

At the note holder’s option, the note is convertible into shares of the Company’s common stock equal in number to the amount determined by dividing each $1,000 of note principal to be converted by the Conversion Price at any time during the term of the note. The Conversion Price is $0.25.

GLOBAL BROADCAST GROUP, INC.

(A DEVELOPMENT STAGE COMPANY)

(A DELAWARE CORPORATION)

Clearwater, Florida

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Note G—Notes Payable

During September 2002, the Company entered into a loan agreement with a former stockholder of the Company in the amount of $150,000. The note was secured by two promissory notes and 150,000 restricted shares of the Company’s common stock. The notes bore interest at 8% per annum. The notes were due in full, together with accrued interest, in September 2003.

In January 2003, the Company issued 450,000 restricted shares of common stock in full consideration of payment of the two promissory notes and accrued interest to date of $4,000.

 Note H—Stock Repurchase

During the year ended December 31, 2002, the Company repurchased 5,416,229 shares of Global Broadcast Group, Inc. common stock from two of the Company’s stockholders at an aggregate sum of $150,000. The stock repurchase was paid with funds obtained from the notes payable described in Note G above.

 Note I—Lease Arrangements

The Company leases office space on a month to month basis. Rent expense under operating lease was $5,027, $5,484, and $12,425 for the periods ended December 31, 2003, 2002 and the period from date of inception (October 31, 2000) through December 31, 2003, respectively.

Note J—Going Concern

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has reported net losses of $920,164 through December 31, 2003. As a result, there is an accumulated deficit of $920,164 at December 31, 2003.

The Company’s continued existence is dependent upon its ability to raise capital or to successfully market and sell its products. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until                 ,                  (90 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this Offering, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligations of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

11,553,100 SHARES

GLOBAL BROADCAST GROUP, INC.

COMMON STOCK PROSPECTUS

April 27, 2004

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Delaware Corporation Act (the “Corporation Act”) permits the indemnification of directors, employees, officers and agents of Delaware corporations. Our Articles of Incorporation (the “Articles”) and Bylaws provide that our company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of our company in a proceeding by or in the right of a shareholder. The statute does not affect a director’s responsibilities under any other law, such as the Federal securities laws.

The effect of the foregoing is to require us to indemnify our officers and directors of for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND OFFERING

The following table sets forth the estimated expenses to be incurred in connection with the offering of the securities made hereby. We are responsible for the payment of all expenses in connection with the Offering.

SEC Registration Fee	$176
Printing and Engraving	$2,000	*
Legal Fees and Expenses	$15,000	*
Accounting Fees and Expenses	$5,000	*
Miscellaneous	$2,000	*

Total	$24,176

*	Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Within the past three years, we have sold the following securities without registering the securities under the Securities Act:

From July 2001 until September 2002, we raised $374,500 in the form of loans from individuals residing offshore. The loans were made in reliance on Regulation S based on the offshore transactions. From March 2002 through April 2003, all foreign note holders elected to convert the debt into 1,196,000 shares of GBG common stock. The shares may be resold in compliance with the provisions of Rule 144 of the Securities Act of 1933, as amended.

During September 2002, we entered into a loan agreement with a former shareholder of GBG in the amount of $150,000. The note was secured by two promissory notes and 150,000 restricted shares of GBG’s common stock. The notes bore interest at 8% per annum. The notes were due in full, together with accrued interest, in September 2003. In January 2003, we issued 450,000 restricted shares of common stock in full consideration of payment of the two promissory notes and accrued interest to date of $4,000.

In October 2002, we issued 640,000 shares of our common stock for services. These were issued pursuant to Rule 504 of Regulation D. Forty thousand (40,000) shares were issued to Pim de Koekkoek for investor relations services and 600,000 shares were issued to GBG employee Jeanette Nohe in consideration of her employment with GBG.

In December 2002, we issued 50,000 shares of our common stock to each of James Goodman and Michael D. Rocha for the time spent serving as board members of GBG. These shares were issued pursuant to Section 4(2).

During 2003, we raised capital pursuant to Rule 506 of Regulation D of the Securities Act of 1933, as amended, by selling 295,000 shares of our common stock to five non-affiliated investors for $36,250.

In May 2003, we issued 75,000 shares of our common stock for services provided by a third party. We charged operations in 2003 for $25,000 for the fair value of services rendered and charged common stock and additional paid-in capital for $75 and $24,925, respectively.

During August 2003 and October 2003, we entered into two loan agreements with a shareholder of GBG in the amounts of $7,000 and $7,500 respectively. At the shareholder’s option, the notes are convertible into shares of GBG’s common stock equal in number to the amount determined by dividing each $1,000 of the note principal to be converted by the Conversion Price. The Conversion Price is $0.10.

During October 2003, we entered into a loan agreement with an unrelated party in the amount of $150,000. The note is convertible at the note holder’s option at any time during the term of the note into shares of GBG’s common stock equal in number to the amount determined by dividing $1,000 of the note principal to be converted by the Conversion Price. The Conversion Price is $0.25.

Our securities are not registered under the Securities Act of 1933, and, therefore, no offering may be made which would constitute a “public offering” within the meaning of the Securities Act of 1933, unless the shares are registered pursuant to an effective registration statement under the Act. The shares issued for services were issued without general solicitation and were not part of a public distribution of securities.

The shareholders may not sell, transfer, pledge or otherwise dispose of the common shares of GBG in the absence of either an effective registration statement covering said shares under the 1933 Act and relevant state securities laws, or an opinion of counsel that registration is not required under the Act or under the securities laws of any such state.

ITEM 27. EXHIBITS.

Exhibit No.	Description of Document

2	Agreement and Plan of Merger of City View, Inc., a Florida corporation and Global Broadcast Group, Inc., formerly known as Galli Process, Inc., a Delaware corporation (1)

3.1	Certificate of Incorporation (1)

3.2	Certificate of Amendment (1)

3.3	Authorization to Transact Business in Florida (1)

3.4	Bylaws (1)

5	Opinion and Consent of Adorno & Yoss, P.A

14	Code of Ethics (2)

23.1	Consent of Rotenberg & Co. LLP

23.2	Consent of Adorno & Yoss, P.A. is included in Exhibit 5

(1)	Incorporated by reference to exhibits with the corresponding numbers filed with our registration statement on Form 10-SB (File No. 000-50155) filed January 17, 2003.
(2)	Previously submitted with our Form 10-KSB, (File No. 000-50155) filed April 14, 2004.

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement which includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Clearwater, Florida on April 27, 2004.

GLOBAL BROADCAST GROUP, INC.

/s/ Sam Winer
Chief Executive Officer and Secretary

Pursuant to the requirements of the Securities Act of 1933, this Form SB-2 registration statement has been signed by the following persons as a majority of the directors in the capacities and on the dates indicated.

Date: April 27, 2004	/s/ Sam Winer
Chairman, Chief Executive Officer and Secretary

Date: April 27, 2004	/s/ Michael D. Rocha
Director

INDEX TO EXHIBITS

Exhibit No.	Description of Document

2	Agreement and Plan of Merger of City View, Inc., a Florida corporation and Global Broadcast Group, Inc., formerly known as Galli Process, Inc., a Delaware corporation (1)

3.1	Certificate of Incorporation (1)

3.2	Certificate of Amendment (1)

3.3	Authorization to Transact Business in Florida (1)

3.4	Bylaws (1)

5	Opinion and Consent of Adorno & Yoss, P.A

14	Code of Ethics (2)

23.1	Consent of Rotenberg & Co. LLP

23.2	Consent of Adorno & Yoss, P.A. is included in Exhibit 5

(1)	Incorporated by reference to exhibits with the corresponding numbers filed with our registration statement on Form 10-SB (File No. 000-50155) filed January 17, 2003.
(2)	Previously submitted with our Form 10-KSB, (File No. 000-50155) filed April 14, 2004.